Ex-99.1

Alliance Data Systems Acquires the Assets
of Mail Box Capital Corporation	September 24, 2001

Leverages Capabilities in Statement Processing Services

Alliance Data Systems Corp. announced today that it has acquired the assets of Mail Box Capital Corporation, based in Dallas, Texas. Mail Box Capital provides statement generation and data processing services for clients in a variety of industries including utilities, telecom, financial, government and retail. The acquisition will be neutral to Alliance Data cash earnings in the first year and is expected to be accretive thereafter.

Mike Beltz, Alliance Data Systems president, Transaction Services, commented that the acquisition is a strategic opportunity that augments Alliance Data's core competencies.

“This acquisition will increase operational efficiencies, resulting in increased scalability and optimization of our statement processing capabilities,” said Beltz. “It will also provide cross-selling opportunities for Alliance Data, further leveraging one of our core service offering areas.”

Ken Murphy, Mail Box Capital's founder, president, and chief executive officer, commented that the acquisition is extremely positive for the company's loyal employees and customers.

“Since we founded the company over 30 years ago, our history has been marked by tremendous growth and development of new services for our customers,” said Murphy. “We have accomplished this through the loyalty of our many long-term employees and strong customer relationships. This acquisition leverages the strengths of our past as we continue to build our future. Mail Box Capital has a strong business history and reputation in the industry, which also happen to be attributes we share with Alliance Data. This is a fit that is both strategic and complementary.”

Alliance Data Systems

Based in Dallas, Alliance Data Systems is a leading provider of transaction services, credit services and marketing services, assisting retail, petroleum, utility and financial services companies in managing the critical interactions between them and their customers. Additionally, Alliance Data operates and markets the largest coalition loyalty program in Canada. All together, each year, the company manages over 2.5 billion transactions and 72 million consumer accounts for some of North America's most recognizable companies. Alliance Data Systems employs approximately 6,000 associates at more than 20 locations in the United States, Canada and New Zealand. For more information about the company, visit its web site, http://www.alliancedatasystems.com.

Alliance Data Systems' Safe Harbor Statement/Forward Looking Statement

Statements contained in this press release which are not historical facts may be forward-looking statements, as the term is defined in the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include, among other things, statements relating to growth strategy, global expansion, use of proceeds, dividend policy, projected capital expenditures, sales and marketing expenses, research and development expenditures, other costs and expenses, revenue, profitability, liquidity and capital resources, and development. Any and all of the forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors, including the risks outlined in Alliance Data's Registration Statement on Form S-1, will be important in determining future results. Actual results may vary materially.

SOURCE	Alliance Data Systems Corp.
CONTACT:	Tony Good, Media, +1-972-348-5425, tgood@alldata.net, or Ed Heffernan, Analysts-Investors, +1-972-348-5196, eheff@alldata.net, both of Alliance Data Systems